Alexion Appoints David L. Hallal as Chief Executive Officer, Effective April 1, 2015
Leonard Bell, M.D. Announces His Plans to Retire as CEO
Dr. Bell to Continue as Chairman
Cheshire, CT - January 29, 2015 - Alexion Pharmaceuticals, Inc. (Nasdaq: ALXN) today announced that its Board of Directors has appointed David L. Hallal as the Company’s Chief Executive Officer (CEO), effective April 1, 2015. Mr. Hallal currently serves as Alexion’s Chief Operating Officer (COO) and is a Director of the Board. He will succeed Leonard Bell, M.D., Chairman and CEO, who will retire as CEO and continue to serve as Chairman of the Board. Dr. Bell was the principal founder of Alexion in 1992 and has served as CEO for the past 23 years.
Mr. Hallal, 48, has more than 25 years of experience in the biopharmaceutical industry. Since joining Alexion in 2006 to initiate commercial operations, he has served in key leadership positions of increasing responsibility, including as the Company’s first Chief Commercial Officer, and was appointed COO and to the Board of Directors in 2014. Mr. Hallal has played a principal role in leading many of the Company’s key growth initiatives, including the highly successful launches of Soliris® (eculizumab) in PNH and aHUS and the building of Alexion’s 50-country operating platform.
“Since founding Alexion in 1992, Lenny has taken Alexion from a start-up venture to an S&P 500 company that is recognized as one of the most successful and innovative biotechnology companies in the world. Lenny’s vision, leadership and dedication to serving patients with rare and devastating diseases have positively transformed the lives of patients and their families around the world,” said R. Douglas Norby, Lead Director of Alexion’s Board of Directors. “This planned leadership transition comes at a time of great strength at Alexion, given our growing revenues, exceptional development pipeline, and robust balance sheet. David’s outstanding performance and leadership at Alexion uniquely positions him to drive the Company’s growth as a multi-product, global organization.”
“As Alexion serves more patients with Soliris around the world and advances the most robust pipeline in our history, the time is right for the Company, and me personally, for David to become CEO in line with our succession plan,” said Dr. Bell. “David has demonstrated outstanding leadership over the past decade at Alexion and has been instrumental in driving the performance and building the culture for which we are known. As we have been increasingly sharing responsibilities over the last several years, I am very pleased that David will now lead Alexion in its relentless focus on serving more patients with severe and rare disorders worldwide. I look forward to continuing to guide the Board and advising the Company on strategic matters in my role as Chairman.”
“Lenny is an inspirational leader who has developed a company-wide commitment to innovation, created our patient-focused culture, and instilled exquisite discipline and operational excellence that have driven our remarkable success over the last two decades,” said Mr. Hallal. “I am deeply honored by this appointment and the confidence of the Board. Alexion is poised for the next stage of its global growth and innovation, and I look forward to leading our deeply experienced executive team and talented and dedicated staff as we serve patients around the world.”
About Alexion

Alexion is a biopharmaceutical company focused on serving patients with severe and rare disorders through the innovation, development and commercialization of life-transforming therapeutic products. Alexion is the global leader in complement inhibition and has developed and markets Soliris® (eculizumab) as a treatment for patients with PNH and aHUS, two debilitating, ultra-rare and life-threatening disorders caused by chronic uncontrolled complement activation. Soliris is currently approved in nearly 50 countries for the treatment of PNH and in nearly 40 countries for the treatment of aHUS. Alexion is evaluating other potential indications for Soliris in additional severe and ultra-rare disorders beyond PNH and aHUS, and is developing other highly innovative biotechnology product candidates across multiple therapeutic areas. This press release and further information about Alexion can be found at www.alexion.com.
Safe Harbor Statement
This news release contains forward-looking statements. Forward-looking statements are subject to factors that may cause Alexion’s results and plans to differ from those expected, including for example, decisions of regulatory authorities regarding marketing approval or material limitations on the marketing of Soliris for its current or potential new indications, and a variety of other risks set forth from time to time in Alexion’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Alexion’s Quarterly Report on Form 10-Q for the period ended September 30, 2014, and in Alexion’s other filings with the Securities and Exchange Commission. Alexion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof, except when a duty arises under law.
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Alexion Contacts:
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Irving Adler, 203-271-8210
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Kim Diamond, 203-439-9600
Senior Director, Corporate Communications
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Elena Ridloff, CFA, 203-699-7722
Executive Director, Investor Relations